Exhibit 99.1

Contact:
John F. Rousseau, Jr.
Chief Operating Officer
Geneva Acquisition Corporation
617-624-8408

FOR IMMEDIATE RELEASE

GENEVA ACQUISITION CORPORATION
ANNOUNCES SEPARATE TRADING OF COMMON STOCK AND WARRANTS

BOSTON, MASSACHUSETTS,  March 20, 2007.   GENEVA ACQUISITION CORPORATION (the “Company”) announced today that beginning March 21, 2007, the holders of the Company’s units may separately trade the shares of common stock and warrants included in the units. The units will continue to trade on the American Stock Exchange under the symbol GAC.U.  The common stock and warrants will trade on the American Stock Exchange under the symbols GAC and GAC.WS, respectively.

Lazard Capital Markets LLC, acting as lead underwriter, authorized the separate trading of the units, common stock and warrants, as of March 21, 2007.

Geneva Acquisition Corporation is a special purpose acquisition company formed for the primary purpose of effecting a merger, capital stock exchange asset acquisition or similar business combination with an operating business in the healthcare sector.  On February 16, 2007, the Company consummated its initial public offering (“IPO”) of 10,000,000 units.  Each unit issued in the IPO consists of one share of common stock, $0.0001 par value per share, and two warrants, each to purchase one share of common stock.  On March 8, 2007, the Company consummated the closing of an additional 1,500,000 units which were subject to the underwriters’ over-allotment option.   The aggregate gross proceeds from the IPO, including the proceeds received upon the consummation of the exercise of the over-allotment option, and proceeds received from a private placement that closed simultaneously with the first closing of the IPO, consisted of $70,900,000.  After deducting underwriters’ fees and expenses of the offering, $67,440,000 (or approximately $5.86 per Unit) was placed in trust.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of the Company to satisfy the conditions to complete the business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements.

About Geneva Acquisition Corporation.

Geneva Acquisition Corporation is a special purpose acquisition company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business.  Its web site is www.geneva-spac.com

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